Exhibit 99

For immediate release:	Contact: Andy McCormick
November 30, 2004
212-733-5469

Paul Fitzhenry

212-733-4637

PFIZER SEES STRONG PROSPECTS FROM THE INDUSTRY’S PREMIER R&D PIPELINE AND EXPANDING NEW PRODUCT OPPORTUNITIES
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Significant Progress Made Toward Goal Of Filing 20 New Medicines in U.S. in Five-Year Period Ending in 2006; 12 of These 20 Submissions Will Have Been Completed by End of 2004
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Pfizer Successfully Leveraging Scale and Technology to Increase R&D Productivity; Drug Development Portfolio of New Molecular Entities Now 20% Percent Larger Than in Mid-2003
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Pipeline Includes Advanced Candidates in
Central Nervous System Disorders, Cardiovascular Disease, Oncology, Metabolic Diseases, Infectious Diseases, Ophthalmology, Inflammation and Respiratory Disease
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Unrivalled Pfizer Product Portfolio Includes 14 Category-Leading Products and Six of the World’s Top 25 Medicines
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Estimate of Full-Year 2004 Adjusted Diluted EPS* of $2.12-$2.14 (Full-Year 2004 GAAP Diluted EPS of $1.58-$1.60) Reconfirmed

GROTON, Connecticut, November 30 – Pfizer Inc said today it is on track to achieve its goal of submitting 20 New Drug Application (NDA) filings in the five-year period ending in 2006, reflecting the industry’s premier research and development pipeline.

In a presentation to financial analysts at the company’s largest research and development site, Pfizer said it will have completed 12 of these 20 regulatory filings by the end of 2004. Pfizer also announced that its drug portfolio of new molecular entities is now 20 percent larger than in mid-2003. Pfizer researchers reported that the company’s pipeline includes advanced candidates in major areas of unmet medical need, including central nervous systems disorders, cardiovascular disease, oncology, metabolic diseases, infectious diseases, ophthalmology, inflammation and respiratory disease. Pfizer leaders described the company’s significant progress in applying its new scale across a spectrum of opportunities, including early-phase exploratory research, late-stage development candidates, compounds in regulatory review and 80 ongoing projects supporting Pfizer’s marketed products.

“As the world’s largest privately funded biomedical operation, we are developing and delivering innovative medicines that will benefit patients around the world,” said Hank McKinnell, Pfizer’s chairman and chief executive officer. “Through our hard-won global scale, our product portfolio is unmatched in depth and breadth, and our new product pipeline has never been better.

“We have long understood that we are facing significant patent expirations in the 2005-07 period that will impact $14 billion of current Pfizer revenue. We are in a much different situation than those companies that failed to anticipate or lacked the means to respond to these challenges.”

During the meeting, Pfizer reconfirmed that it expects to achieve 2004 adjusted diluted earnings per share* (EPS) of $2.12-$2.14 and 2004 GAAP reported diluted EPS of $1.58-$1.60, subject to the variables cited in the Disclosure Notice found in this report.

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* "Adjusted diluted earnings per share ("EPS") is defined as reported diluted earnings per share excluding discontinued operations, the cumulative effect of a change in accounting principle, significant impacts of purchase accounting for acquisitions, merger-related costs, and certain significant items. A reconciliation to reported diluted EPS is provided within this document.

Productivity, Scale and External Collaborations
Drive Pfizer’s R&D Performance

Dr. John LaMattina, president of Pfizer Global Research and Development, described the three foundations on which Pfizer’s R&D strategy is based: increasing productivity, leveraging scale and adding value through collaborations, partnerships and acquisitions.

“Pfizer’s pipeline of novel compounds has grown by more than 20 percent since June 2003,” he said. “There has been a significant expansion of compounds in early development as a direct result of our strategies to increase productivity. This clearly offers the promise of a large and exciting late-stage portfolio in the coming years.” LaMattina highlighted key performance metrics that include:

• Pfizer’s R&D development pipeline encompasses 222 programs, including 142 novel compounds and 80 product enhancements.

• For central nervous system disorders, Pfizer now has 26 novel compounds in development and 18 major projects for the enhancement of existing products including new formulations and indications. These novel compounds and product enhancements include potential treatments for diseases ranging from insomnia and epilepsy to schizophrenia and nicotine addiction.

• In cardiovascular disease, the company has 10 novel compounds and six product enhancements; in infectious disease, 14 novel compounds and nine product enhancements; in oncology, 21 novel compounds and 17 product enhancements; and in metabolic disease, which includes diabetes and obesity, 24 novel compounds and 12 product enhancements.

LaMattina said Pfizer has introduced new strategies to reduce the attrition of product candidates during development. For example, the company is investing more than $500 million over six years to increase its internal compound library to 3 million screenable compounds. “The outcome is high-quality leads from our discovery labs with better-quality candidates with a better chance of survival in early development. In the past, overall candidate survival from pre-clinical development to approved product was about one in 20. We aim to decrease attrition to one-in-10 -- a dramatic increase in R&D output.”

Pfizer’s industry-leading scale allows the company to make targeted investments in diverse areas of cutting-edge science, not only to probe new scientific horizons but also to discover and develop new medicines. Through its scale, Pfizer is committing resources to better understand and demonstrate the value of both new product candidates and products already on the market. For example, Pfizer has invested nearly $700 million to date to further evaluate Lipitor in a diverse range of Phase IV clinical studies. These studies are advancing scientific understanding of the clear cardiovascular benefits of Lipitor, driving changes in medical practice and improving patient outcomes.

Pfizer also has sharply expanded its external alliances. The company is involved in more than 2,000 research collaborations around the world, working with partners at every stage of the R&D process from exploratory discovery research to late-stage candidate development. Approximately 25 percent of Pfizer discovery and development activities involve external partnerships.

Pfizer Human Health: Innovation and Industry-Leading
Performance in a Challenging Global Environment

“Our Human Health organization is demonstrating industry-leading performance in a challenging business environment by applying Pfizer’s new scale to our core strength of innovation,” said Karen Katen, executive vice president and president of Pfizer Global Pharmaceuticals. “We are committed to addressing the evolving health needs on a worldwide basis by maintaining a sharp focus on the needs of patients.”

Katen discussed the performance of Pfizer’s strong in-line portfolio, which consists of 14 category-leading medicines, including six of the world’s top 25 products.

• Lipitor, the world’s top-selling medicine, continues to generate double-digit revenue growth worldwide and to deliver unprecedented clinical data distinguishing it from its competitors. Despite the launch of new competition in the lipid-lowering market, Lipitor continues to build on its leading position in sales, market share and volume.

• Norvasc, Pfizer’s leading antihypertensive medicine, has potential for future growth based on the results of CAMELOT, a major Pfizer-sponsored clinical trial presented earlier this month at the American Heart Association meeting. These data show that Norvasc significantly reduced cardiovascular events in high-risk patients with coronary artery disease.

• Pfizer’s COX-2 portfolio is led by Celebrex, the world’s most-prescribed arthritis and pain-relief brand. Three ongoing, long-term studies of Celebrex in cancer and Alzheimer’s patients have shown no significant cardiovascular safety concerns. Pfizer is initiating a new long-term study to evaluate the potential cardiovascular benefits of Celebrex in osteoarthritis patients at high-risk for cardiovascular disease. The company also has committed to new clinical trials of Bextra to further study its long-term cardiovascular safety profile. The company looks forward to a “reasoned scientific discussion” about the safety of COX-2 medicines at a U.S. Food and Drug Administration advisory committee meeting in early February, said Joseph M. Feczko, M.D., president, worldwide development and executive vice president of Pfizer Global Research and Development.

• Camptosar has become one of the standards of combination treatment in metastatic colorectal cancer. With the recent acquisition of broadened rights to Camptosar in Europe and Asia, Pfizer now anticipates that Camptosar will become the company’s first oncology product to achieve sales of more than $1 billion.

Katen also highlighted the early launch success of a number of new additions to Pfizer’s industry-leading product portfolio:

• Spiriva, a novel treatment for chronic obstructive pulmonary disease (COPD), is enjoying rapid acceptance among doctors. The product, co-promoted with Boehringer Ingelheim, the originator of the compound, is now available in nearly 50 countries and is the number one selling product for COPD in seven of those countries. “Spiriva has already passed a number of well-established competitors, and we expect it to be recognized as a best-in-class treatment for COPD patients,” Katen said. Pfizer expects Spiriva to reach blockbuster status, with sales exceeding $1 billion.

• Geodon continues to grow strongly, driven by a powerful efficacy profile and a better understanding and awareness of its favorable metabolic profile. Since its launch, a new indication for acute mania in bipolar disorder has expanded the pool of patients who can benefit from treatment with Geodon.

• Caduet is the innovative single-pill dual therapy of Lipitor and Norvasc, which has shown slow but increasing uptake since its U.S. launch earlier this year. “We’re very optimistic about Caduet’s performance potential over the long term, not just because it works so well for patients but also because it’s smart medicine,” Katen said. “Treating two diseases with a single pill is the wave of the future. It simplifies complex treatment regimens and encourages patient compliance.”

Katen said Caduet is an example of a new Pfizer strategy focusing on therapeutic areas. The strategy pairs scientists with commercial representatives to identify the medical advances that will best serve the needs of patients over a 10-15 year time horizon.

“This strategy is emblematic of our shift away from a fragmented approach toward medical conditions to treating the whole patient,” Katen said. “We believe this integrated approach will allow us to maintain a flow of new products that meet patient needs in both the short and long term.”

Strong Momentum in Clinical Development Confirms
Enhanced Pfizer R&D Productivity

“Pfizer has five product candidates in registration, more than ever reported at a Pfizer analyst meeting,” said Dr. Feczko. “And we have at least one candidate in advanced development in each of eight therapeutic areas.”

Feczko presented details of five registration candidates:

• Lyrica (pregabalin) was approved in the European Union in July 2004 for the treatment of neuropathic pain and as an adjunctive therapy in the treatment of partial epileptic seizures. In the United States, Lyrica has received an approvable letter from the FDA for the treatment of neuropathic pain and add-on epilepsy. Pfizer has received a non-approvable letter for the treatment of generalized anxiety disorder (GAD). The company continues discussions with the FDA concerning Lyrica labeling.

• Indiplon (a non-benzodiazepine GABA modulator) is a unique treatment for insomnia from Neurocrine Biosciences. NDAs have been submitted to the FDA for both immediate-release and modified-release formulations. Feczko presented data from a Phase III study showing a significant and sustained reduction in the time needed to fall asleep and indicating that patients slept longer.

• Macugen (a vascular endothelial growth factor, or VEGF, inhibitor) is a promising treatment for age-related macular degeneration, a leading cause of blindness in the elderly. Developed by Eyetech Pharmaceuticals, Macugen is under priority review by the FDA. Data presented at the meeting showed how the compound reduces the blood leakage that damages the retina. Studies indicate Macugen preserves sight, and this vision benefit continues over two years of treatment.

• Lasofoxifene (selective estrogen modulator) is a treatment designed to prevent osteoporosis. Feczko presented Phase II data showing improvement in spinal bone density that continued through 24 months of treatment. Lasofoxifene also lowers LDL cholesterol levels and is being studied as a treatment for vaginal atrophy.

• Zithromax SR, a sustained-release formulation of Pfizer’s leading antibiotic, treats bacterial infections in a single dose. “This is an obvious value to the patient and a significant medical advance,” Feczko said. The new formulation ensures full dosing and compliance -- both keys to slowing the emergence of antibiotic-resistant bacteria. The NDA was submitted to the FDA in August 2004, and a regulatory filing was submitted to German regulators in October.

Feczko also reviewed 12 other Pfizer compounds in advanced development:

• Exubera (inhaled insulin), for the treatment of Type 1 and Type 2 diabetes, is in development with partners Sanofi-Aventis and Nektar Therapeutics. Studies show efficacy at least equivalent to short-acting injected insulin, as well as strong patient preference compared to other treatment options. In a two-year study, lung function changes were comparable to patients receiving subcutaneous insulin. European regulators are reviewing the Exubera filing, and Pfizer is in the final stages of preparing an NDA in the United States. “When approved by regulators, Exubera will be the most important advance in insulin administration since injections were introduced 80 years ago,” Feczko said.

• Daxas (roflumilast), for the treatment of chronic obstructive pulmonary disease and asthma, is under development with partner Altana Pharmaceuticals. A marketing authorization for Daxas was filed in Europe earlier this year, and the product is in advanced development in the United States.

• Parecoxib is the water-soluble version of Pfizer’s pain medication Bextra. It can be administered by injection as an alternative to opioids. The medicine is launched in more than 45 countries, and an NDA will be submitted to the FDA by the end of 2004.

• Sildenafil is in development for the treatment of pulmonary arterial hypertension (PAH), a disease that leads to heart failure and death. Feczko presented data from a Phase III study showing how sildenafil PAH reduced pulmonary arterial blood pressure, increased cardiac output and improved the distance patients could walk. In Europe, sildenafil PAH has been granted orphan status, giving the product, when approved, market exclusivity and automatic reimbursement in some European Union countries. Pfizer plans to file its regulatory submission in the United States by the end of the year.

• Torcetrapib-atorvastatin is a medicine in development to reduce the risk of coronary heart disease. It combines Lipitor (atorvastatin), Pfizer’s category-leading statin that reduces low-density lipoprotein (LDL, or “bad”) cholesterol, with another novel compound, Torcetrapib, which elevates high-density lipoprotein (HDL, or “good”) cholesterol. The two compounds are complementary, and early clinical trials are very encouraging. Pfizer is investing approximately $800 million in a Phase III development program consisting of 40 studies in 25,000 patients. “It is an ambitious program and another example of the ability that Pfizer has to take advantage of large opportunities,” Feczko said.

• Varenicline is a medicine in development in pill form to reduce nicotine craving and diminish the rewards of smoking. Feczko discussed a Phase II study confirming continuous quit rates of 51 percent. Varenicline appears well-tolerated, and ongoing Phase III studies will further examine the medicine’s ability to help smokers quit and remain smoke-free for the long term.

• Asenapine is a novel treatment for schizophrenia. Discovered by Organon Pharmaceuticals, it is being developed in a unique, under-the-tongue, fast-dissolving form. Phase II trials showed promising efficacy against placebo and a comparator medicine. Pfizer and its partner are developing asenapine for acute and maintenance treatment of schizophrenia and for the treatment of acute mania in bipolar disorder.

• Edotecarin has the potential to be effective against a wide range of cancers. It works by binding to specific DNA sequences and preventing replication. Early studies show efficacy and better toleration than other medicines in its class. It is being studied in cancers of the breast and gastro-intestinal tract.

• SU-11248 acts against cancer by inhibiting the blood supply to tumors and by interfering with the chemical pathways essential to tumor survival. In a Phase II trial, SU-11248 showed promising clinical benefit in patients with gastrointestinal stromal tumors who are resistant to another cancer medicine, Gleevec. Feczko presented positron emission topography (PET) scans that showed the activity of SU-11248 in a tumor. He also showed positive response-rate and disease-progression data in renal cell carcinoma.

• Zithromax-chloroquine is being tested as a new treatment for resistant malaria, a disease that kills around one million people each year, many of them children. The combination demonstrated good efficacy in Phase II trials in India. After three doses, the malaria parasite was cleared, and clinical symptoms resolved in 61 out of 63 patients with a sustained response over 28 days. Larger Phase III studies are now under way in Asia, South America and Africa under the guidance of the health ministries in affected countries.

• Capravirine is a novel non-nucleoside reverse transcriptase inhibitor for the treatment of wild-type and drug-resistant HIV. Used alone, the drug showed similar efficacy to an established triple-combination therapy. “Advanced development is progressing, and we are optimistic that capravirine will become an important new treatment in the fight against AIDS, particularly in the growing population of drug resistant patients” Feczko said.

• UK-427,857 is a CCR-5 inhibitor for HIV, a new class of antiretrovirals. Its development resulted from the study of people who had a genetic mutation that protects them against infection by the HIV virus. Pfizer has been at the forefront of CCR-5-inhibitor research for several years and recently advanced this compound into Phase III development.

Emerging Strength in Biologics Builds on Established
Pfizer Excellence in Small Molecule Research

Pfizer’s research strengths and the company’s early-stage pipeline were reviewed by Dr. Martin Mackay, senior vice president, worldwide research and technology, Pfizer Global Research and Development.

CP-945,598 is a compound that inhibits appetite and could be a useful medicine to combat obesity. It works at the cannabinoid-1 (CB-1) receptor, which is also a biological target for therapies against alcohol and nicotine addiction. The compound was well tolerated in Phase I trials and is one of four CB-1 candidate medicines in development at Pfizer.

ETC-216 and CP-675,206 are drug candidates that highlight Pfizer’s growing strengths in biologics -- the search for large-molecule therapeutic compounds. Pfizer has traditionally excelled at the discovery and development of small molecules, which can be absorbed through the gut. Over four years, however, the company has built an R&D platform in large molecules that includes 24 biologic compounds.

ETC-216 is a potential acute-care therapy for the treatment of lipid disorders and atherosclerosis. It mimics the action of HDL cholesterol and helps the body remove unesterified cholesterol. ETC-216 is the lead candidate of Esperion Therapeutics, a company acquired by Pfizer in February 2004. Mackay presented ultrasound images that showed the reduction of artery plaques following treatment with this compound. “Prior to these results, no one had seen clinical demonstration of plaque regression in atherosclerotic artery following just weeks of treatment,” he said.

CP-675,206 is a potential cancer medicine developed in collaboration with Abgenix. Unlike traditional chemotherapy agents that kill all susceptible cells, CP-675,206 fights cancer by helping the body’s immune system recognize and selectively destroy cancer cells. In one early trial, the compound was given to patients with a metastatic melanoma that is usually fatal. Six patients achieved complete remission, and experienced side effects that were mild and manageable. This compound has just entered Phase II clinical testing.

• AG-13736 represents another novel approach to cancer treatment. Like SU-11248, the compound inhibits tyrosine kinases, including VEGF, that control tumor growth. Mackay presented magnetic resonance imaging showing how cancer regressed following treatment with AG-13736. The tumor returned when dosing stopped, then regressed again when treatment re-started. “These are truly dramatic results,” he said. The compound is now in Phase II testing and may be useful against melanoma, as well as cancers of the lung, thyroid, pancreas and ovary.

Mackay said Pfizer’s scale and global presence enable it to use its expertise across many disease areas and to investigate alternative uses simultaneously. While VEGF inhibitors like SU-11248 and AG-13736 were developed against cancer, other compounds in this class are being investigated as potential treatments against other diseases.

• AG-13958 is in mid-stage development for the treatment of macular degeneration, the leading cause of blindness in adults over 55 in the United States. This compound may provide an alternative to deep injection into the eye.

Mackay said that in the last two years, Pfizer has advanced 81 drug candidates into clinical development, 51 into Phase I human trials, and 32 into Phase II testing. “These are big numbers,” he said. “The pipeline is growing and is populated with candidates that have passed higher technical hurdles than in the past. We are gaining momentum, and the best is yet to come.”

Concluding the meeting, McKinnell said, “Our organization -- from drug discovery, to drug development, to in-licensing and co-promotion, to regulatory review, to quality manufacturing, to sales and marketing, to legal support -- is best in class. We have unparalleled financial depth and flexibility, with a strong balance sheet and operating cash flow.

“At a challenging time in our industry, we are committed to fulfilling a broadening vision of serving the public’s health needs more fully through a focus that extends beyond treating disease to promoting health.”

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NOTE: Investors may listen to a webcast of today’s meeting by visiting the Pfizer website at www.pfizer.com and click on the “Analysts Meeting Webcast – November 30, 2004” link under the “Features” section on the home page. Visitors to www.pfizer.com will be able to listen to an archived copy of the webcast of the meeting through 9:00 a.m. (EDT), Tuesday, December 14, 2004.

DISCLOSURE NOTICE: The information contained in this document is as of November 30, 2004. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachment contain forward-looking information about the Company’s financial results and estimates, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan" "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare, and involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the threat of future terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in its periodic reports on Forms 10-Q and 8-K.

APPENDIX 1

Reconciliation of Adjusted Earnings to GAAP Earnings

($ Billions, Except EPS)

		2004
Income/(Expense)	Net Income		Diluted EPS
Adjusted Earnings	$16.1-$16.3		$2.12-$2.14
Purchase-Accounting-Related Intangible Amortization	(2.2)		(.29)
In-Process R&D	(1.1)		(.14)
Merger-Related Costs	(0.6)		(.08)
Certain Significant Items	(0.3)		(.04)
Income from Discontinued Operations	.1		.01
	_________		__________
GAAP Earnings	$12.0-$12.2		$1.58-$1.60